EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports Preliminary Second Quarter 2014 Results

PARMA, Ohio - July 29, 2014 - GrafTech International Ltd. (NYSE:GTI) today announced preliminary financial results for the second quarter ended June 30, 2014. The results are based on the company's preliminary second quarter earnings and are subject to adjustment as the impact of the previously announced impairment in the Engineered Solutions segment is finalized.

Joel Hawthorne, Chief Executive Officer of GrafTech, commented, “In a challenging environment, our team remains focused on executing our plan to increase global competitiveness, reduce cost and improve profitability while simultaneously delivering the world class products our customers expect. The previously announced Industrial Materials rationalization actions have been substantially completed and we are now moving forward with additional actions to improve the quality of earnings in our Engineered Solutions segment to drive further value for our shareholders."

Please refer to GrafTech's earlier announcement today regarding an impairment charge in the Engineered Solutions segment, other charges, and additional actions being taken to improve profitability.

2014 Second Quarter Review

•	Net sales were $284 million, a decrease of six percent, compared to $301 million in the same period of the prior year.

•	Industrial Materials segment revenue declined 11 percent primarily due to weaker graphite electrode realized pricing and lower needle coke sales volume.

•	Engineered Solutions segment revenue increased 11 percent primarily due to higher sales volumes in advanced consumer electronics and high temperature furnace applications.

*Non-GAAP financial measures. See attached reconciliations.

•
Preliminary earnings were a net loss of $(160) million, or $(1.18) per diluted share, versus net income of $4 million, or $0.03 per diluted share in the same period of the prior year. The preliminary net loss in the second quarter of 2014 includes an estimated $154 million, net of tax, of special charges. Excluding these charges, adjusted net loss* was $(6) million, or $(0.05) per diluted share.

•	EBITDA* (which excludes special charges) was $28 million as compared to $40 million in the same period of the prior year.

•
Net cash provided by operating activities was $34 million versus a net cash use of $(6) million in the second quarter of 2013. Operating cash flow in the second quarter of 2014 includes approximately $9 million of rationalization and related cash costs.

•	Net debt* was $531 million as compared to $540 million at the end of 2013.

Mr. Hawthorne, commented, “Our team has made solid progress in reducing working capital requirements and improving operating cash flow. Operating cash flow in the first half of 2014 was $56 million, an improvement of $44 million year-over-year. We expect to continue to reduce net debt levels as we move throughout the year and further decrease working capital requirements.”

Industrial Materials Segment
Net sales for Industrial Materials decreased 11 percent to $207 million in the second quarter of 2014, as compared to $231 million in the second quarter of 2013. The decline in revenue was driven primarily by lower realized graphite electrode pricing than previously anticipated, which was partially offset by higher graphite electrode volumes. Weaker needle coke sales volume also contributed to the revenue decline.

The Industrial Materials segment had an operating loss of $(11) million in the second quarter of 2014, largely driven by charges in the quarter related to the rationalization initiatives announced in 2013. Operating income was $8 million in the second quarter of 2013. Adjusted segment operating income* (which excludes the impact of $11 million of rationalization and related charges) was approximately breakeven in the second quarter of 2014. The reduction in adjusted segment operating income* is primarily due to weaker graphite electrode realized selling prices and lower needle coke sales volume and costs associated with the regularly scheduled five-year maintenance down time at the Seadrift facility.

*Non-GAAP financial measures. See attached reconciliations.

The 2014 second quarter five-year planned maintenance down time at Seadrift was completed on time and under budget. However, several weeks following the restart of operations, Seadrift experienced an unplanned outage in July lasting approximately three weeks. This resulted in minimal disruption to customer orders due to the current inventory position but will negatively impact costs in the third quarter of 2014.

Mr. Hawthorne commented, “Our previously announced rationalization initiatives in Industrial Materials will significantly improve GrafTech's competitiveness by reducing cost and increasing operating efficiencies and position us well to capitalize on the recovery in global steel demand. These initiatives are expected to generate $75 million in annual cost savings, and we expect to recognize approximately half of these savings in the second half of the year."

Engineered Solutions Segment
Net sales for Engineered Solutions increased 11 percent to $78 million in the second quarter of 2014 compared to $70 million in the second quarter of 2013. The increase in revenue was primarily driven by new product sales of high temperature furnace systems and thermal solutions serving the advanced consumer electronics market.

The recent deterioration of the outlook of profitability related to production of graphite and related products primarily servicing the solar industry and the migration of the supply chain to a very competitive China market caused the company to re-evaluate its participation in those product lines. This product line reassessment resulted in an estimated charge of $137 million, primarily related to the impairment of long-lived assets and inventory in our advanced graphite materials business. Related initiatives are expected to yield approximately $18 million of annual cost savings and the actions are targeted to be substantially complete by the end of the year. The initiatives are expected to contribute approximately $1 million in savings in 2014.

Largely due to these charges, operating income for the Engineered Solutions segment was $(133) million in the second quarter of 2014 versus $8 million in the same period in 2013. Adjusted segment operating income* (which excludes the impact of $138 million of charges, including the above estimated $137 million) was $6 million in the second quarter of 2014.

*Non-GAAP financial measures. See attached reconciliations.

Mr. Hawthorne commented, "We are pleased with over 20 percent Engineered Solutions revenue growth in the first half of the year. However, looking forward, we expect that the temporary delays in high temperature furnace customer orders and weaker consumer electronic product launches will drive lower sales in the third quarter, resulting in the lowering of 2014 revenue growth expectations and related operating margins."

For the full year, the company expects segment revenue to increase five to ten percent and adjusted operating income margins to be in the range of eight to ten percent.

Corporate
Total Company selling and administrative expenses and research and development expenses were $35 million for the second quarter of 2014, compared to $33 million in the second quarter of 2013. Excluding the incremental costs associated with our proxy contest, overhead expense in the current quarter was $33 million.

Interest expense was $9 million in the second quarter of 2014, which was flat compared to the second quarter of 2013.

GrafTech also recognized a $59 million non-cash charge in the second quarter of 2014 to increase the valuation allowance against certain U.S. deferred income tax assets. The non-cash tax expense is a result of near-term reduced profit expectations but does not result in or limit the company's ability to utilize tax losses carried forward in the future.

Outlook
According to the World Steel Association, 2014 global steel production increased two percent, excluding China, through the end of June 2014. For the same period, the European Union and the Middle East continued to recover with year-over-year steel production growth rates of four and nine percent, respectively. North America steel production and operating rates continue to show improvement as well. GrafTech's global steel customers remain cautiously optimistic as trends indicate stable to improving conditions for the remainder of this year.

*Non-GAAP financial measures. See attached reconciliations.

Mr. Hawthorne commented, “Our Industrial Materials business continues to see volume recover and we expect to operate our graphite electrode facilities at full capacity in the second half of the year. Our Engineered Solutions segment continues to execute on its plan; however, the timing of product launches and customer orders are expected to unfavorably impact sales and margins in the third quarter.”

GrafTech targets 2014 EBITDA* to be in the range of $135 million to $150 million, a reduction in the company’s prior estimate that reflects unanticipated delays in Engineered Solutions customer orders, weaker graphite electrode pricing expectations and costs associated with an unplanned outage at Seadrift in July 2014. The Company targets third quarter EBITDA* to be in the range of $30 million to $40 million. The implied improvement in fourth quarter EBITDA* is expected to be largely driven by the recovery of Engineered Solutions sales, normalized operations at Seadrift and the benefits of the company-wide rationalization initiatives.

In summary, the company’s expectations for 2014 (excluding the impact of all rationalization and related charges) are as follows:

($ millions except as noted)
Annual EBITDA*	$135 - $150 (previously $150 - $180)
Third quarter 2014 EBITDA*	$30 - $40
Depreciation and amortization expense	~ $90
Overhead expense (selling and administrative, and research and development expenses)	$125 - $130
Interest expense	~ $36 (previously ~$37)
Second half 2014 effective tax rate	~ 35%

For operating cash flow and capital expenditures, GrafTech anticipates the following:

($ millions)
Cash flow from operations	$125 - $140, including cash rationalization charges (previously $150 - $180)
Capital expenditures	$85 - $95 (previously $100 - $110)

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.GrafTech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.GrafTech.com, in the investor relations section.

*Non-GAAP financial measures. See attached reconciliations.

GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. This includes its interim report on Form 10-Q for the period reported. The information in our website is not part of this release or any report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 2,600 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2014; future or targeted operational and financial performance; growth prospects and rates; actual costs related to Seadrift Coke outage; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; stock repurchase plans; cost, inventory and supply chain management; rationalization and related activities; the impact of rationalization, product line changes, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors' or customers' operations; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; investments and acquisitions that we may make in the future; possible financing (including factoring and supply chain financing) activities; our customers' operations, order patterns and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our preliminary 2014 second quarter results; actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve cost savings, EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line changes, or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or condition; European sovereign debt issues; changes in government fiscal and monetary policy; a protracted

*Non-GAAP financial measures. See attached reconciliations.

regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Preliminary and Unaudited)

	As of December 31, 2013	As of June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,888	$20,728
Accounts and notes receivable, net of allowance for doubtful accounts of $6,718 as of December 31, 2013 and $8,563 as of June 30, 2014	199,566	177,541
Inventories	490,414	450,421
Prepaid expenses and other current assets	73,790	93,588
Total current assets	775,658	742,278
Property, plant and equipment	1,588,880	1,621,461
Less: accumulated depreciation	767,895	943,314
Net property, plant and equipment	820,985	678,147
Deferred income taxes	10,334	12,079
Goodwill	496,810	496,335
Other assets	114,061	110,348
Total assets	$2,217,848	$2,039,187
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,212	$122,428
Short-term debt	1,161	142
Accrued income and other taxes	30,687	22,731
Rationalizations	18,421	3,592
Supply chain financing liability	9,455	—
Other accrued liabilities	40,939	38,447
Total current liabilities	215,875	187,340

Long-term debt	541,593	551,533
Other long-term obligations	97,947	95,892
Deferred income taxes	41,684	44,574

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 151,929,565 shares issued as of December 31, 2013 and 152,450,629 shares issued as of June 30, 2014	1,519	1,529
Additional paid-in capital	1,820,451	1,826,771
Accumulated other comprehensive loss	(292,624)	(290,313)
Retained earnings	39,625	(131,858)
Less: cost of common stock held in treasury, 16,341,311 shares as of December 31, 2013 and 16,223,318 shares as of June 30, 2014	(247,190)	(245,221)
Less: common stock held in employee benefit and compensation trusts, 87,206 shares as of December 31, 2013 and 89,703 shares as of June 30, 2014	(1,032)	(1,060)
Total stockholders’ equity	1,320,749	1,159,848
Total liabilities and stockholders’ equity	$2,217,848	$2,039,187

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Preliminary and Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014

Net sales	$301,361	$284,184	$555,088	$564,975
Cost of sales	252,440	266,231	457,617	521,328
Gross profit	48,921	17,953	97,471	43,647

Research and development	2,787	2,903	5,880	5,673
Selling and administrative expenses	30,161	32,137	59,874	62,044
Rationalizations	—	831	—	917
Impairment of long-lived assets	—	126,137	—	126,137
Operating income (loss)	15,973	(144,055)	31,717	(151,124)

Other expense, net	975	(41)	1,525	753
Interest expense	8,947	9,155	17,955	18,154
Interest income	(49)	(55)	(113)	(113)
Income (loss) before provision for income taxes	6,100	(153,114)	12,350	(169,918)

Provision for income taxes	1,718	6,853	3,758	1,566
Net income (loss)	$4,382	$(159,967)	$8,592	$(171,484)

Basic income (loss) per common share:
Net income (loss) per share	$0.03	$(1.18)	$0.06	$(1.26)
Weighted average common shares outstanding	134,854	135,963	134,816	135,713

Diluted income (loss) per common share:
Net income (loss) per share	$0.03	$(1.18)	$0.06	$(1.26)
Weighted average common shares outstanding	135,056	135,963	134,988	135,713

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Preliminary and Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2014	2013	2014
Cash flow from operating activities:
Net income (loss)	$4,382	$(159,967)	$8,592	$(171,484)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	24,492	26,846	44,868	66,507
Impairment of long-lived assets	—	126,137	—	126,137
Deferred income tax provision	1,937	(502)	277	(1,724)
Post-retirement and pension plan changes	1,101	2,081	2,242	3,093
Stock-based compensation	1,379	2,230	3,745	2,752
Interest expense	3,486	3,826	6,919	7,471
Other charges, net	1,135	4,376	1,420	2,783
(Increase) decrease in working capital*	(42,082)	37,048	(51,016)	30,383
Increase in long-term assets and liabilities	(2,183)	(8,265)	(5,401)	(10,018)
Net cash (used in) provided by operating activities	(6,353)	33,810	11,646	55,900
Cash flow from investing activities:
Capital expenditures	(25,362)	(24,736)	(38,518)	(46,464)
Proceeds from the sale of assets	—	628	—	2,523
(Payments for) proceeds from derivative instruments	(709)	173	1,472	(194)
Insurance recoveries	284	(223)	284	2,834
Net cash used in investing activities	(25,787)	(24,158)	(36,762)	(41,301)
Cash flow from financing activities:
Short-term debt reductions, net	675	(25)	(5,649)	(1,019)
Revolving Facility borrowings	45,000	134,000	111,000	209,000
Revolving Facility reductions	(18,000)	(140,000)	(70,500)	(205,000)
Principal payments on long-term debt	(41)	(34)	(140)	(126)
Supply chain financing	5,935	—	(8,369)	(9,455)
Proceeds from exercise of stock options	43	2,731	175	2,813
Purchase of treasury shares	(528)	(294)	(709)	(435)
Revolver facility refinancing		(2,636)	—	(2,636)
Other	(793)	—	(6,440)	918
Net cash provided by (used in) financing activities	32,291	(6,258)	19,368	(5,940)
Net increase (decrease) in cash and cash equivalents	151	3,394	(5,748)	8,659
Effect of exchange rate changes on cash and cash equivalents	(469)	10	(583)	181
Cash and cash equivalents at beginning of period	11,304	17,324	17,317	11,888
Cash and cash equivalents at end of period	$10,986	$20,728	$10,986	$20,728

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$(19,691)	$27,842	$28,076	$22,158
Inventories	(9,595)	41,343	(33,384)	42,298
Prepaid expenses and other current assets	(15,176)	(13,990)	(16,362)	(18,660)
Decrease in accounts payable and accruals	6,855	(6,823)	(29,741)	(317)
Rationalizations	—	(6,496)	—	(15,076)
(Decrease) Increase in interest payable	(4,475)	(4,828)	395	(20)
(Increase) decrease in working capital	$(42,082)	$37,048	$(51,016)	$30,383

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY AND RECONCILIATION (Dollars in thousands) (Preliminary and Unaudited)
	For the three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2014	2013	2014
Net sales:
Industrial Materials	$231,339	$206,655	$440,116	$425,431
Engineered Solutions	70,022	77,529	114,972	139,544
Total net sales	$301,361	$284,184	$555,088	$564,975

Segment operating income:
Industrial Materials	7,530	(11,366)	23,608	(20,790)
Engineered Solutions	8,443	(132,689)	8,109	(130,334)
Total segment operating income	$15,973	$(144,055)	$31,717	$(151,124)

Reconciling Items:

Rationalizations - Industrial Materials	—	832	—	946
Rationalizations - Engineered Solutions	—	—	—	(28)
Impairments - Engineered Solutions	—	126,137	—	126,137
Total Rationalizations and impairments	—	126,969	—	127,055

Rationalization and impairment related
Industrial Materials (recorded in Cost of sales)		8,087	—	25,428
Industrial Materials (recorded in Selling and Administrative)	—	53	—	78
Engineered Solutions (recorded in Cost of sales)		11,601	—	12,005
Engineered Solutions (recorded in Selling and Administrative)	—	—	—	—
Total Rationalization and impairment related	—	19,741	—	37,511

Proxy contest expenses - allocated to Industrial Materials	—	1,888	—	1,888
Proxy contest expenses - allocated to Engineered Solutions	—	550	—	550
Total proxy contest expenses	—	2,438	—	2,438

Segment adjusted operating income:
Industrial Materials	7,530	(506)	23,608	7,550
Engineered Solutions	8,443	5,599	8,109	8,330
Total adjusted segment operating income	$15,973	$5,093	$31,717	$15,880

Adjusted operating income margin:
Industrial Materials	3.3%	(0.2)%	5.4%	1.8%
Engineered Solutions	12.1%	7.2%	7.1%	6.0%
Total adjusted operating income margin	5.3%	1.8%	5.7%	2.8%

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted segment operating income is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted segment operating income is generally viewed as providing useful information regarding a segment's operating profitability. Management uses adjusted segment operating income as well as other financial measures in connection with its decision-making activities. Adjusted segment operating income should not be considered in isolation or as a substitute for segment operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted segment operating income may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Preliminary and Unaudited)

EBITDA Reconciliation
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Third Quarter Target	Full Year Target
	2013	2014	2013	2014	2014	2014

EBITDA	$40,465	$27,694	$76,585	$60,707	$30,000 - $40,000	$135,000 - $150,000
Adjustments
Depreciation and amortization	(24,492)	(22,600)	(44,868)	(44,828)	(22,000)	(90,000)
Rationalization related depreciation	—	(4,246)	—	(21,679)	—	(21,679)
Rationalizations	—	(832)	—	(917)	(4,000)	(4,917)
Impairments	—	(126,137)	—	(126,137)	—	(126,137)
Rationalizations and impairments - other related charges	—	(15,496)	—	(15,832)	(10,000)	(25,829)
Proxy contest expenses	—	(2,438)		(2,438)	—	(2,438)
Operating income	15,973	(144,055)	31,717	(151,124)	(6,000) - 4,000	(136,000) - (121,000)
Other (expense) income, net	(975)	41	(1,525)	(753)	(1,000)	(2,000)
Interest expense	(8,947)	(9,155)	(17,955)	(18,154)	(9,000)	(36,000)
Interest income	49	55	113	113	—	—
Income taxes	(1,718)	(6,853)	(3,758)	(1,566)	2,000 - 500	0 - (4,000)
Net income (loss)	$4,382	$(159,967)	$8,592	$(171,484)	$(14,000) - $(5,500)	$(174,000) - $(163,000)

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using historical or estimated target GAAP amounts as indicated above. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt as well as productivity and cash generation. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility or other debt instruments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Preliminary and Unaudited)

Adjusted Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended June 30, 2013		For the Three Months Ended June 30, 2014
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net income (loss)	$4,382	$0.03	$(159,967)	$(1.18)
Rationalizations, net of tax	—	—	562	—
Impairment of long-lived assets, net of tax	—	—	79,506	0.58
Rationalization and impairment related, net of tax	—	—	12,956	0.10
Valuation allowance	—	—	58,929	0.44
Proxy contest expenses, net of tax	—	—	1,521	0.01
Adjusted net income (loss)	$4,382	$0.03	$(6,493)	$(0.05)

	For the Six Months Ended June 30, 2013		For the Six Months Ended June 30, 2014
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net income (loss)	$8,592	$0.06	$(171,484)	$(1.26)
Rationalizations, net of tax	—	—	636	—
Rationalization and impairment related, net of tax	—	—	79,506	0.59
Rationalization related, net of tax	—	—	25,257	0.19
Valuation allowance	—	—	58,929	0.43
Proxy contest expenses, net of tax	—	—	1,521	$0.01
Adjusted net income (loss)	$8,592	$0.06	$(5,635)	$(0.04)

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income and adjusted earnings per share are non-GAAP financial measures that GrafTech calculates according to the schedule above, using historical GAAP amounts. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income and adjusted earnings per share are generally viewed as providing useful information regarding a company's operating profitability. Management uses adjusted net income and adjusted earnings per share as well as other financial measures in connection with its decision-making activities. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income and adjusted earnings per share may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Preliminary and Unaudited)

Net Debt Reconciliation
	As of December 31, 2013	As of June 30, 2014

Long-term debt	$541,593	$551,533
Short-term debt	1,161	142
Supply chain financing	9,455	—
Total debt	552,209	551,675
Less:
Cash and cash equivalents	11,888	20,728
Net Debt	$540,321	$530,947

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility or other debt instruments.